D-Wave Announces Successful Completion of $175 Million At-the-Market Equity Offerings

PALO ALTO, Calif. – Dec. 12, 2024 -- D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, and the world’s first commercial supplier of quantum computers, today announced that it has successfully completed sales of $175 million in gross proceeds of its common stock pursuant to its previously disclosed $100 million and $75 million "at-the-market" equity offering programs (the “ATM Programs”). The $75 million ATM Program, implemented on Monday, December 9th, was completed at an average price per share of $4.8149. Over that same three-day period, D-Wave stock traded at a Volume Weighted Average Price (“VWAP”) of $4.6625 (per Bloomberg). The Company expects to end the current fiscal 2024 fourth quarter with at least $160 million in cash. The funds were used, and will continue to be used, for working capital and capital expenditures in support of D-Wave’s ongoing technical development efforts and business operations.

“We believe that annealing quantum computing is serving as an important catalyst for the increasing commercial adoption of quantum,” said Dr. Alan Baratz, CEO of D-Wave. “Our 5,000 qubit AdvantageTM quantum computer, the largest quantum computer in the world, is helping to drive this adoption, as businesses, researchers and governments recognize the near-term value we can deliver. We believe this funding substantially improves the company’s financial strength, positioning D-Wave for the future and enabling us to fully execute against our product and go-to-market strategies and roadmaps.”

About D-Wave Quantum Inc.

D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements

Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:

D-Wave
Alex Daigle
media@dwavesys.com

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